Exhibit 99.1

908 Devices Reports First Quarter 2023 Financial Results and

Reiterates 2023 Revenue Outlook

Q1 2023 revenue increases 14% compared to prior year with recurring revenue growing 67%

BOSTON, MA – May 9, 2023 – 908 Devices Inc. (Nasdaq: MASS), a pioneer of purpose-built handheld and desktop devices for chemical and biochemical analysis, today reported financial results for the quarter ended March 31, 2023.

“I am pleased to see the strong recurring value that our technology brings to our customers by providing analysis at the point of need,” said Kevin J. Knopp, CEO and Co-founder of 908 Devices. “We are seeing robust demand for our handheld devices while we continue to focus on broadening our portfolio in bioprocessing. We are uniquely positioned with a diversified suite of devices serving forensics and bioprocessing end markets and a strong balance sheet with cash runway to pursue our growth objectives.”

Recent Highlights

•	Revenue of $9.5 million for the first quarter 2023, increasing 14% compared to the first quarter 2022

o	Handheld revenue was $6.2 million, increasing 38% year over year

o	Desktop revenue was $3.1 million, decreasing 13% year over year

o	Recurring revenue was $4.2 million, increasing 67% year over year

•	Ended the first quarter 2023 with $161 million in cash and cash equivalents and no debt outstanding

•	Expanded international reach of handheld devices with the establishment of a purchase vehicle providing thirty-one NATO member states, and four additional nations, the ability to purchase MX908 units in a streamlined fashion to enable broad trace detection and identification

•	Released a data analysis tool for REBEL built on the JMP® statistical software package that enables users to easily visualize the wealth of process data generated by REBEL

•	Initiated second project phase with Centre for Process Innovation to develop novel cell culture feeding and control strategies using MAVEN and REBEL during scale up from Ambr® 15 micro bioreactors to larger scale bioreactors

First Quarter 2023 Financial Results

Revenue was $9.5 million for the three months ended March 31, 2023, a 14% increase over the prior year period. This was primarily driven by growth in handheld devices and recurring revenue. The installed base grew to 2,468 devices with 78 devices placed during the first quarter 2023.

Recurring revenue grew $1.7 million to $4.2 million or 67% over the prior year period. This was driven by growth in both accessory and consumable revenues as well as increased service revenue.

Gross profit was $4.4 million for the first quarter of 2023, compared to $4.1 million for the corresponding prior year period. Gross margin was 46% as compared to 50% for the corresponding prior year period. The decline in gross margin was largely due to higher non-cash charges for stock-based compensation and intangible amortization during the first quarter of 2023.

Operating expenses were $17.4 million for the first quarter of 2023, compared to $13.7 million for the corresponding prior year period. This increase was driven by salaries and related costs from higher headcount, an increase in stock-based compensation and an increase in acquisition related costs for intangible amortization and valuation of contingent milestones.

Net loss was $12.5 million for the first quarter of 2023, compared to $9.4 million for the corresponding prior year period. Net loss per share was $0.39 for the first quarter of 2023, compared to a net loss per share of $0.30 for the corresponding prior year period.

Cash and cash equivalents were $161 million as of March 31, 2023. During the quarter, the Company paid down debt of $15 million and ended the first quarter with no debt outstanding.

2023 Guidance

908 Devices continues to expect full year 2023 revenue to be in the range of $48 million to $52 million, representing 2% to 11% growth over full year 2022.

Webcast Information

908 Devices will host a conference call to discuss the first quarter 2023 financial results before market open on Tuesday, May 9, 2023 at 5:30 am Pacific Time / 8:30 am Eastern Time. A webcast of the conference call can be accessed at https://ir.908devices.com/news-events/events. The webcast will be archived and available for replay for at least 90 days after the event.

Ambr is a registered trademark of Sartorius AG. JMP is a registered trademark of JMP Statistical Discovery LLC.

About 908 Devices

908 Devices is revolutionizing chemical and biochemical analysis with its simple handheld and desktop devices, addressing critical-to-life applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in life sciences research, bioprocessing, pharma / biopharma, forensics and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of mass spectrometry, microfluidic sampling and separations, software automation, and machine learning.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding the Company’s future revenue and growth. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Carrie Mendivil

IR@908devices.com

Media Contact:
Barbara Russo
brusso@908devices.com

908 DEVICES INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2023	2022
Revenue:
Product and service revenue	$9,262	$8,029
Contract revenue	225	277
Total revenue	9,487	8,306
Cost of revenue:
Product and service cost of revenue	5,056	4,041
Contract cost of revenue	47	136
Total cost of revenue	5,103	4,177
Gross profit	4,384	4,129
Operating expenses:
Research and development	5,398	3,905
Selling, general and administrative	12,003	9,745
Total operating expenses	17,401	13,650
Loss from operations	(13,017)	(9,521)
Other income, net	485	106
Net loss	$(12,532)	$(9,415)

Net loss per share attributable to common stockholders	$(0.39)	$(0.30)
Weighted average common shares outstanding	31,965,799	31,210,567

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$161,214	$188,422
Accounts receivable, net	8,173	10,033
Inventory	13,370	12,513
Prepaid expenses and other current assets	5,188	4,658
Total current assets	187,945	215,626
Operating lease, right-of-use assets	7,579	3,956
Property and equipment, net	3,045	3,083
Goodwill	10,221	10,050
Intangible assets, net	8,412	8,488
Other long-term assets	1,205	1,384
Total assets	$218,407	$242,587
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$8,963	$10,244
Deferred revenue	7,998	7,514
Operating lease liabilities	1,695	1,468
Total current liabilities	18,656	19,226
Long-term debt, net of discount and current portion	-	15,000
Deferred revenue, net of current portion	10,889	11,496
Other long-term liabilities	8,250	6,266
Total liabilities	37,795	51,988
Total stockholders' equity	180,612	190,599
Total liabilities and stockholders' equity	$218,407	$242,587